Exhibit 5.3

(TORYS LOGO)

1114 Avenue of the Americas

New York, New York 10036, USA

TEL 212.880.6000

FAX 212.682.0200

www.torys.com

January 25, 2017

TO: The Board of Directors of Alamos Gold Inc.

We hereby consent to the references of our name in the Registration Statement on Form F-10 filed by Alamos Gold Inc. on January 25, 2017, as such may thereafter be amended or supplemented, and in the short form prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required by the United States Securities Act 1933, as amended or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Torys LLP